Exhibit 99.1

Max Levchin Elected to Board of Directors of The Coca-Cola Company

Company Also Declares Regular Quarterly Dividend

ATLANTA, Oct. 16, 2025 – The Coca-Cola Company today announced that Max Levchin, a PayPal co-founder who went on to found and lead financial technology company Affirm, has been elected as a director.

Levchin, 50, is a longtime technologist and entrepreneur. In 1998, he co-founded Confinity, which evolved into PayPal, where he served as chief technology officer. He remained with PayPal until it was acquired by eBay in 2002.

He went on to launch several ventures, including Slide, a personal media-sharing service that was acquired by Google in 2010. He launched the innovation lab HVF, which led to the creation of Affirm in 2012. Affirm, which provides installment payment solutions, became a public company in 2021.

“Max has a tremendous background in technology, including the development and growth of successful companies,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “He will bring great perspectives to Coca-Cola as technology continues to reshape the way we do business.”

Levchin has served on the boards of various technology companies, including Yelp Inc. and Yahoo! Inc.

Levchin was born in Kyiv, Ukraine, and moved to the United States in 1991. He earned a bachelor’s degree in computer science from the University of Illinois Urbana-Champaign.

Exhibit 99.1
Quarterly dividend

The company declared a regular quarterly dividend of 51 cents per common share, payable Dec. 15 to shareowners of record of the company as of the close of business Dec. 1.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Fuze Tea, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

Contacts:
Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com